Exhibit 10.47

SMART BALANCE, INC.

STOCK AND AWARDS PLAN

AWARD AGREEMENT

THIS AWARD AGREEMENT is entered into this              day of May, 2007, by and between SMART BALANCE, INC. (the “Company”) and {INSERT PARTICIPANT’S NAME} (the “Participant”). This Agreement confirms a grant of certain stock options made under the SMART BALANCE, INC. STOCK AND AWARDS PLAN (the “Plan”).

WHEREAS, the Company believes it to be in the best interests of the Company, its subsidiaries and its stockholders to provide Participants with incentives to increase shareholder value by offering the opportunity to acquire shares of the Company’s common stock, receive incentives based on the value of such common stock, or receive other incentives on potentially favorable terms (collectively referred to and further defined in the Plan as “Awards”); and

WHEREAS, the Company has adopted the Plan to establish certain parameters regarding such Awards; and

WHEREAS, the Company, acting by the authority of the Compensation Committee of the Board of Directors of the Company (the “Committee”), previously approved of the Awards granted subject to this Agreement and to the terms of the Plan.

NOW, THEREFORE, in consideration of the premises set forth herein and of the services to be performed by the Participant, the Company and the Participant hereby agree to the terms set forth in this Agreement.

1. PLAN AND AGREEMENT. All parties acknowledge that this Agreement and any Award granted hereunder is subject to the terms of the Plan, which shall govern all rights, interests, obligations, and undertakings of both the Company and the Participant. Any capitalized term not otherwise defined in this Agreement shall have the meaning set forth in the Plan. To the extent that there is any conflict between the terms of this Agreement and the Plan, the terms of the Plan as determined, interpreted and applied by the Administrator, shall control to resolve such ambiguity or conflict.

2. STOCK OPTION.

(a) OPTION AND EXERCISE PRICE. Pursuant to Section 5 of the Plan and subject to the terms of this Agreement, the Company grants to the Participant an Option to purchase                          {INSERT NUMBER OF SHARES SUBJECT TO THE OPTION} Shares of Common Stock of the Company (the “Option Shares”) at a price of                              {INSERT EXERCISE PRICE—THE EXERCISE PRICE MAY NOT EXCEED THE FAIR MARKET VALUE OF THE SHARES AS OF THE GRANT DATE}.

(b) TIME OF EXERCISE AND LIMITATIONS. Subject to the limitations of this Section and to termination provisions of Section 3, the Participant’s right to purchase the Option Shares may be exercised when those shares vest as follows: (i) 12.5% of the Option Shares shall vest if the Participant remains employed with the Company through the first annual anniversary of the Grant Date; (ii) 12.5% of the Option Shares shall vest if the Participant remains employed with the Company through the second annual anniversary of the Grant Date;

(iii) 12.5% of the Option Shares shall vest if the Participant remains employed with the Company through the third annual anniversary of the Grant Date; (iv) 12.5% of the Option Shares shall vest if the Participant remains employed with the Company through the fourth annual anniversary of the Grant Date; (v) 25% of the Option Shares shall vest if the closing price for a share of Common Stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (vi) 25% of the Option Shares shall vest if the closing price for a share of Common Stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days. Notwithstanding the preceding, all Option Shares shall immediately vest upon a Change of Control, death or Disability, each as defined in the Plan.

All Options granted under this Agreement will expire no later than ten (10) years after the date of the grant. No Options under this Agreement will qualify as “incentive stock options,” as described in Code section 422(b).

(c) EXERCISE PROCEDURES. The Participant may exercise any Option under this Agreement, in whole or in part, only with respect to any Option Share for which the right to exercise shall have accrued pursuant to sub-section (b) above and only so long as Section 3 does not prohibit such exercise.

(i) WRITTEN NOTICE. Any Option granted under this Agreement may be exercised only by delivering a written notice to the Company, accompanied by payment of the purchase price and such additional amount (if any) determined by the Company as necessary to satisfy the Company’s tax withholding obligations, and such other documents or representations as the Company may reasonably request to comply with securities, tax or other laws then applicable to the exercise of the Option. Delivery may be made in person, by nationally-recognized delivery service that guarantees overnight delivery, or by facsimile. A notice of Option exercise that is received by the [Complete] after 11:59 P.M. (Central Time) on the date on which such Option expires or terminates (as provided in Section 3) shall be null and void.

(ii) PURCHASE PRICE. No Option Shares shall be issued until full payment of the purchase price for those Shares has been received by the Company. The Participant may pay the Option purchase price described above in one or more of the following forms: (a) cash equal to the purchase price for the Option Shares being purchased; (b) a check payable to the order of the Company for the purchase price of the Option Shares being purchased; (c) delivery of Shares of Common Stock (including by attestation) that the Participant has owned for at least six (6) months and have a Fair Market Value (determined on the date of delivery) equal to the purchase price of the Option Shares being purchased; (d) delivery (including by facsimile) to [Complete] at [Complete] of an executed irrevocable option exercise form together with irrevocable instructions, in a form acceptable to the Company, to a broker-dealer to sell or margin a sufficient portion of the Shares issuable upon exercise of this Option and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price; or (e) any other form of payment expressly approved, in advance and in writing, by an authorized Committee representative. The Participant may satisfy any tax withholding obligation of the Company arising from the exercise of an Option under this Agreement, in whole or in part, by paying such tax obligation in cash or by check made payable to the Company, or by electing to have the Company withhold Shares having a Fair Market Value on the date of exercise equal to the amount required to be withheld, subject to such rules as the Committee may adopt. In any event, the Company reserves the right to withhold from any compensation otherwise payable to the Participant such amount as the Company determines is necessary to satisfy the Company’s tax withholding obligations arising from the exercise of this Option.

3. TERMINATION OF AWARD.

(a) Resignation/Removal From Board. If a Participant ceases to be an officer, employee, consultant or advisor to the Company for any reason other than the Participant’s death or disability (as determined by the Committee), all nonvested Options, all Restricted Stock as to which all restrictions have not lapsed, and all Restricted Stock Units which have not yet matured shall be immediately forfeited except as the Committee, in its sole discretion, shall otherwise determine. All vested Options (and any non-vested Option or other Award that is not immediately forfeited under this Section) must be exercised, cease to be subject to restrictions or mature on or before the earliest of: (1) the one month anniversary of the date that the Participant ceases to be an officer, employee, consultant or advisor to the Company; or (2) that date that the Award (or limitation) was otherwise set to expire, lapse or mature. For purposes of this sub-section (a), any termination or forfeiture shall be deemed to occur at 11:59 P.M. (Central Time) on the applicable date described herein.

(b) Fraud/Misconduct. Notwithstanding any other provision in the Plan or in this Agreement, if the Participant ceases to be an officer, employee, consultant or advisor to the Company due to any of the following act(s), then all Awards previously granted to the Participant under this or any other Award Agreement shall immediately be forfeited as of the date of the first such act: (1) fraud or intentional misrepresentation; (2) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any Affiliate of the Company; or (3) any other gross or willful misconduct as determined by the Committee, in its sole and conclusive discretion.

4. NON-TRANSFERABILITY. Except as provided in this Section, Awards granted under this Agreement are not transferable and they may not be assigned, pledged or mortgaged, including any attempted transfer by will or by the laws of descent and distribution. During the lifetime of the Participant, such Awards may be exercised only by the Participant or the Participant’s legal representative or by the permitted transferee of the Participant as hereinafter provided (or by the legal representative of such permitted transferee). The Participant may transfer Awards only to (i) the Participant’s spouse, children or grandchildren (“Immediate Family Members”); (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members; or (iii) a partnership in which such Immediate Family Members are the only partners. The transfer will be effective only if the Participant receives no consideration for such transfer. Subsequent transfers of transferred Awards are prohibited except transfers to those persons or entities to which the Participant could have transferred such Awards, or transfers otherwise in accordance with this Section. Any attempted transfer not permitted under this Section shall be null and void and have no legal effect. The transfer restrictions set forth in this Section shall not, however, apply to any Shares that the Participant obtains: (a) after exercising an Option; (b) after all restrictions lapse on Restricted Stock; or (c) upon maturation of a Restricted Stock Unit.

5. REGISTRATION. If the Company is advised by its counsel that Shares deliverable under this Agreement are required to be registered under the Securities Act of 1933 (“Act”) or any applicable state or foreign securities laws, or that delivery of the Shares must be accompanied or preceded by a prospectus meeting the requirements of that Act or such state or foreign securities laws, then the Company will use its best efforts to effect the registration or provide the prospectus within a reasonable time, but delivery of Shares by the Company may be deferred until the registration is effected or the prospectus is available. The Participant shall have no interest in Shares covered by this Agreement until certificates for the Shares are issued.

6. ADJUSTMENTS AND CHANGE OF CONTROL. The number and type of Shares subject to this Agreement and any Option exercise price may be adjusted, or this Award may be completely or partially assumed, cancelled or otherwise changed, in the event of certain transactions, as provided in the Plan, including, without limitation, Sections 2(b) and 10 of the Plan. Upon a Change of Control, the rules set forth in Section 10 of the Plan shall govern this Agreement. The grant of any Award under this Agreement shall not affect in any way the right or power of the Company or any of its subsidiaries to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s or any subsidiary’s capital structure or its business, or any merger, consolidation or business combination of the Company or any subsidiary, or any issuance or modification of any term, condition, or covenant of any bond, debenture, debt, preferred stock or other instrument ahead of or affecting the Common Stock or the rights of the holders of Common Stock, or the dissolution or liquidation of the Company or any subsidiary, or any sale or transfer of all or any part of its assets or business or any other Company or subsidiary act or proceeding, whether of a similar character or otherwise.

7. AMENDMENT OR MODIFICATION. Except as expressly provided in the Plan, no term or provision of this Agreement may be amended, modified or supplemented orally, but only by an instrument in writing signed by the party against which or whom the enforcement of the amendment, modification or supplement is sought.

8. LIMITED INTEREST. The Participant shall have no rights as a stockholder as a result of the grant of any Award under this Agreement until the Participant receives unrestricted Shares issued (via certificate, electronically or by any other permissible means) after exercising an Option. The grant of any Award and the execution of this Agreement shall not confer on the Participant any right to continue as a member of the Board, nor interfere in any way with the right of the Company to remove the Participant from the Board at any time.

9. GOVERNING LAW. The granting of Awards under this Agreement and the issuance of Shares in connection with any such Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Agreement or Plan, the Company has no liability to deliver any Shares under the Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. This Agreement and the Plan will be construed in accordance with and governed by the laws of the State of Deleware, without reference to any conflict of law principles.

10. SEVERABILITY. If any provision of this Agreement, of the Plan or any Award (a) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (b) would disqualify this Agreement, the Plan or any Award under any law the Committee deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Agreement, the Plan or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Agreement, the Plan and such Award will remain in full force and effect.

11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Participant has executed this Agreement all as of the day and date first above written.

SMART BALANCE, INC.

By

{PARTICIPANT’S NAME}